Exhibit 99.1

Inhibikase Therapeutics Appoints Scott Wasserman to Board of Directors

WILMINGTON, Del., October 20, 2026 — Inhibikase Therapeutics, Inc. (Nasdaq: IKT) (“Inhibikase” or “Company”), a clinical-stage pharmaceutical company developing IKT-001, a novel once-daily oral anti-proliferative for Pulmonary Arterial Hypertension (“PAH”), today announced the appointment of Scott M. Wasserman, MD, to the Company’s Board of Directors, effective October 19, 2026. Concurrent with Dr. Wasserman’s appointment, the Company also announced the resignation of Dennis Berman from the Company’s Board. “We thank Dennis for his many contributions to the Company during his years of service” said Amit Munshi, Chair of the Inhibikase Board of Directors.

Dr. Wasserman is currently the Chief Medical Officer of Kailera Therapeutics, a clinical-stage company developing GLP-1-based therapeutics for obesity and related conditions. Dr. Wasserman is a cardiologist with more than two decades of experience in clinical development and company leadership. At Amgen Inc., he served as Vice President, Global Development and Therapeutic Area Head for Bone, Cardiovascular, Metabolic and Neuroscience. He was Amgen’s first cardiologist and built the company’s cardiovascular and metabolic strategy, team and portfolio. He led the global development and approvals of Repatha (evolocumab), was instrumental in the development and U.S. FDA approval of Evenity (romosozumab) and oversaw the U.S. approval of Aimovig (erenumab).

“Scott has taken multiple programs from early development through global approval, and he has built clinical organizations at both large and emerging companies,” said Amit Munshi. “We look forward to benefiting from his expertise as we continue to advance our global Phase 3 IMPROVE-PAH study of IKT-001. We are pleased to welcome Scott to our Board.

“PAH is a progressive, life-threatening disease, and the pedigree of imatinib together with the recent preclinical and Phase 1 data for IKT-001 point to a very promising role for this asset in this difficult to treat condition,” said Dr. Wasserman. “This is an important time for Inhibikase, and I look forward to applying my experience in global clinical development and regulatory interactions as the Company advances IMPROVE-PAH.”

Scott brings deep expertise in clinical development to Inhibikase’s Board of Directors, spanning global development strategy, clinical trial design and execution, and global regulatory interactions. Most recently, Scott served as Venture Partner at Frazier Life Sciences, focusing on company creation. Prior to Frazier, Scott was the CEO and co-founder of Latigo Biotherapeutics, a venture-backed biotechnology company developing first and best-in-class, non-opioid pain medicines. Prior to his role with Latigo, Scott was Vice President, Global Development Therapeutic Area Head for Bone, Cardiovascular, Metabolic, and Neuroscience at Amgen. In addition to his role in the development of Repatha, Evenity, and Aimovig, Scott oversaw therapeutic development for a range of other conditions, including heart failure, anemia, obesity, and Alzheimer’s disease.

Prior to joining industry, Scott was on faculty at Stanford University in the Division of Cardiovascular Medicine conducting NIH-sponsored research on endothelial gene expression and served as a non-interventional cardiologist at the Veterans Administration Hospital in Palo Alto, CA. Scott received his BS, Magna Cum Laude from Haverford College and his MD, Magna Cum Laude from Harvard Medical School. He completed his postgraduate training in Internal Medicine and Cardiovascular Medicine at Stanford University and post-doctoral cardiovascular research at COR Therapeutics, Millennium Pharmaceuticals, and Stanford.

About Inhibikase (www.inhibikase.com)

Inhibikase Therapeutics, Inc. (Nasdaq: IKT) is a clinical-stage pharmaceutical company developing therapeutics to modify the course of cardiopulmonary diseases, namely, Pulmonary Arterial Hypertension (“PAH”), in which aberrant signaling through type III receptor tyrosine kinases, including platelet derived growth factor receptors and a stem cell factor receptor, known as “c-Kit,” has been implicated. Our lead product candidate is IKT-001, a prodrug of imatinib mesylate (“imatinib”), for PAH which is an orphan indication. Imatinib was first approved in the United States in 2001 for various cancers and blood disorders and, following more than 20 years of clinical use, has a well-characterized safety profile with the first reported use of imatinib in PAH occurring in 2005. PAH is a progressive, life-threatening disease characterized by pulmonary vascular remodeling and elevated pulmonary vascular resistance that affects approximately 50,000 Americans. Our single pivotal Phase 3 clinical study in PAH in approximately 180 sites around the world, named IMPROVE-PAH (IKT-001 for Measuring Pulmonary Vascular Resistance and Outcome Variables in a Phase 3 Evaluation of PAH), is actively enrolling patients.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the potential of IKT-001, the advancement of the IMPROVE-PAH study, and the anticipated contribution of Dr. Wasserman to the Company’s board of directors. These forward-looking statements are based on Inhibikase’s current expectations and assumptions. Such statements are subject to certain risks and uncertainties, which could cause Inhibikase’s actual results to differ materially from those anticipated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to execute a Phase 3 study to evaluate IKT-001 as a treatment for PAH, as well as such other factors that are included in our periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. Any forward-looking statement in this release speaks only as of the date of this release. Inhibikase undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts:

Investor Relations:

Michael Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com